EXHIBIT 10.8

Investor Agreement
The following terms constitute a binding agreement (the “Agreement”) between you and LendingClub Corporation, a Delaware corporation (“LendingClub”, “we” or “us”). This Agreement will govern your relationship with LendingClub and your purchases of LendingClub Member Payment Dependent Notes (“Notes”) that you may make from time to time through LendingClub or any other authorized secondary market (such as Folio Investing, Inc.), entity, person, website or platform (each, a “Third Party”). Please carefully read this Agreement, the Terms of Use (“Terms of Use”) and Privacy Policy (“Privacy Policy”), posted on LendingClub's website at www.lendingclub.com, and the Prospectus (as defined below) and print and retain a copy of these documents for your records. By signing electronically below, you agree to be bound by the terms of this Agreement, the Terms of Use, and the Privacy Policy, and to transact business with us and receive communications relating to the Notes electronically. By signing below, you also agree to have any dispute with us resolved by binding arbitration.

We offer and sell Notes via a registration statement filed with the Securities and Exchange Commission (SEC) (as amended, updated, or replaced from time to time, the “Registration Statement”). The Registration Statement is available via our website and includes a prospectus (as supplemented from time to time, the “Prospectus”). By signing this Agreement, you acknowledge (i) that the Prospectus has been made available electronically to you, (ii) that you have read and understand the Prospectus and (iii) that any Notes you have purchased or may purchase or acquire, regardless of whether such purchase or acquisition is through LendingClub or a Third Party, are issued pursuant and subject to the terms of the Prospectus.

1. Purchase of Notes After Updates to Prospectus or Agreements. The Registration Statement and Prospectus may be amended, updated or replaced periodically through filings and related disclosures that we make with the SEC, which will be available on the SEC’s EDGAR website and our website. It is your responsibility to review LendingClub’s public filings periodically.

LendingClub reserves the right to amend, update, or replace this Agreement, the Terms of Use, and the Privacy Policy (collectively, the “Investor Agreement Package”). If we do this, we will post the updated documents on our website. The date any document in the Investor Agreement Package was last revised will be indicated at the top of such document. It is your responsibility to visit the LendingClub website periodically to review the most current terms and conditions of the Investor Agreement Package.

You understand and agree that your placement of an order for any Note(s) directly or through a Third Party on or after the date of any such amendments, updates, or replacements to the Investor Agreement Package, the Prospectus, or the Registration Statement shall constitute:

•
Your acknowledgement (i) that the updated Prospectus is publicly available on EDGAR, (ii) that you have read and understand the updated Prospectus and (iii) that any Notes you purchase thereafter, regardless of whether such purchase is through LendingClub or any Third Party, are issued pursuant and subject to the terms of the updated Prospectus; and

•	Your acceptance of and agreement to the terms of the updated Investor Agreement Package, which shall supersede and replace the terms of any previous Investor Agreement Package.
2. Additional Terms and Conditions. From time to time, LendingClub may provide additional terms and conditions for retail investors on the LendingClub platform. These may include but are not limited to: (i) state and financial suitability requirements, (ii) account opening and closing procedures or requirements, (iii) caps, limits, or other restrictions on Note purchases or other account activity (such as a cap on the percentage of any individual loan request amount per Note order or a daily or weekly maximum aggregate Note purchase amount), or (iv) details of any available marketing or other customer offers. LendingClub may communicate these terms and conditions in a variety of methods, including by email or posting on our website, blog, or within investors’ accounts. LendingClub may update, modify, or amend such additional terms and conditions at any time, without notice, in its sole discretion. It is your responsibility to review all communications from LendingClub, including emails, your account, and the LendingClub website periodically to review the current terms and conditions. Notwithstanding your agreement to any updated Investor Agreement Package above, you agree to comply with these additional terms and conditions as they are updated, modified, or amended from time to time.
3. Opening an Account. You may only place an order for a Note after registering and being approved for a LendingClub investor account (an “Account”). By registering for an Account, either directly or through a Third Party, you acknowledge and agree that LendingClub or such Third Party may condition the approval of, or your continued access to, such Account on satisfactory completion, as determined by LendingClub or such Third Party in their sole discretion, of their respective account opening procedures. You acknowledge and agree that LendingClub has the right to deny any registration for an Account, with or without cause, immediately and without notice, in its sole discretion.
When you open an Account and at any time thereafter, we may ask for your name, address, date of birth, and other financial, personal, or business information that will allow us to verify your identify (the “Personal Information”). We may require you to produce a copy of a government-issued photo identification or other identifying documents. We may at any time make inquiries, directly or through third parties on our behalf, to validate information that you provide to us. You authorize LendingClub to use the Personal Information for such procedures and acknowledge and authorize LendingClub to submit the Personal Information to third party consumer reporting agencies and obtain your consumer credit reports. You may be required to produce additional information or documents in order to complete your registration.
4. Purchase of Notes. Subject to the terms and conditions of this Agreement, you will be provided (either directly through our website or indirectly via a Third Party), the opportunity through your Account to:

•	Review requests for loans (upon issuance, “Member Loans”) that LendingClub has received from borrower applicants and approved for listing; and

•	Place orders for Notes, each such Note corresponding to and dependent for payment upon a pro rata portion of a specific Member Loan.
At the time you place an order for a Note, you must have sufficient funds in your Account to complete the purchase, and you will not have further access to those funds unless and until LendingClub notifies you (either directly or indirectly) that the corresponding Member Loan will not be issued. Orders for Notes through any LendingClub automated investing tool (or similar features) are subject to the availability of such Notes, which can be impacted by multiple factors, including, but not limited to, the volume of corresponding Member Loans and demand for Notes or Member Loans from other participants on the LendingClub platform. The terms of this paragraph may not apply to Notes purchased through a Third Party as the Member Loans affiliated with such Notes may have been issued prior to the purchase(s). If you are purchasing or acquiring a Note through a Third Party, LendingClub is not responsible for information provided by or through such Third Party.
5. Note Issuance. A Note is issued and sold to the original Note purchaser immediately after LendingClub purchases the corresponding Member Loan. LendingClub purchases each Member Loan at least two business days after the Member Loan is issued by the issuing bank, which period may be up to five calendar days where the first or second business day precedes a holiday weekend. As a result of this process, the original Note purchaser will hold each newly purchased Note for less than one month before the first payment is due, making the first payment on such Note (to the extent any corresponding Borrower payments are received) smaller than subsequent monthly payments.
The Notes shall be issued, or, if applicable, have been issued, pursuant to an indenture dated October 10, 2008 (as subsequently amended, supplemented or otherwise restated from time to time, the “Indenture”) between LendingClub and Delaware Trust Company (formerly CSC Trust Company of Delaware), a Delaware state-chartered trust company, the trustee under the Indenture for the Notes (the “Trustee”). The form of Note is an exhibit to the Indenture, which is publicly filed with the SEC.
6. Terms of the Notes. The Notes are issued in series, with each series corresponding to one Member Loan. The Notes of each series will have a stated interest rate that is the same as the interest rate for the corresponding Member Loan and an aggregate stated principal amount equal to the stated principal amount of the corresponding Member Loan. The terms of each series of Notes are set forth on the “sales supplements” we file at least weekly with the SEC, and the terms of your Notes are displayed in the Note listing section of your Account as well as in the form of Note attached to the Indenture. The terms of each Note correspond to the interest rate, time to maturity, and certain other terms of the Member Loan corresponding to such Note. The stated interest rate, time to maturity, and other terms of each Member Loan are described in the Member Loan request as well as in the form of Borrower Agreement (which includes the Loan Agreement and Promissory Note) available on our website (as may be updated from time to time). Please review the Prospectus for more details on the Note offering, including the risks and uncertainties of purchasing Notes.
Payment on the Notes, if any, depends entirely on the receipt of payments by LendingClub from the respective borrower of the corresponding Member Loan (the “Borrower”). LendingClub does not warrant or guarantee in any manner that you will (i) receive all or any portion of the principal or interest you expect to receive on any Note or (ii) realize any particular or expected rate of return on any Note. LendingClub does not make any representations as to a Borrower’s ability to pay and does not act as a guarantor or insurer of any corresponding Member Loan.
7. Fees. When we receive a Borrower payment on a Member Loan, we will pay on each corresponding Note an amount equal to its pro rata share of such Borrower payment, less the fees and costs set forth below. A Note’s pro rata share is equal to the principal amount of the Note in proportion to the aggregate principal amount of the Note series (which corresponds to the principal amount of the corresponding Member Loan). Any payment on a Note will be net of the following fees:

•	A servicing fee of up to one percent (1.00%) on any Borrower payments we receive by the payment due date or during applicable grace periods; and

•
A collection fee of (i) up to 40% on all amounts collected on a delinquent Member Loan (net of legal fees and expenses) to the extent any litigation has been initiated against the Borrower; or (ii) up to 30% on all amounts collected on a delinquent Member Loan in all cases not involving litigation.

In addition, please note:

•	If you are purchasing or acquiring a Note through a Third Party, the amount you receive on your Note, if any, may also be net of additional service or transaction fees charged by such Third Party.
8. Closing Your Account. In the event you request to close your Account, you acknowledge and agree to comply with any and all account closure procedures then required by LendingClub, including, but not limited to, submitting a completed and signed account closure form. If you decide to close your Account, it is your responsibility to withdraw all available cash from such Account prior to closure. You acknowledge and agree that, upon closure of your Account by your request, you may be required to forfeit all right, title, and interest to and in any and all Note(s) (including any and all Notes in “charge-off” status) then remaining in such Account, including any payments of principal, interest and any and all future proceeds related to such Notes and that, pursuant to such forfeiture, all right, title, and interest to and in such Notes will immediately be transferred to LendingClub.
9. Inactive Accounts. You acknowledge and agree that on the date three (3) years after the most recent Investor-Initiated Contact (as defined below), LendingClub may pause or cancel, immediately and without notice, your participation in any automated investing tool or other similar program in which you have enrolled. “Investor-Initiated Contact” means contact with LendingClub by an Account (directly or through a Third Party) initiated by the Account owner or an authorized party of such Account, including (i) communications regarding the status of or changes to an Account made via mail, phone, email or electronically, (ii) clicking on links within emails sent from LendingClub, (iii) successful logins into an Account, (iv) manual deposits into or withdrawals of funds from an Account, (v) orders placed manually for Note(s) (orders placed via an automated investing tool do not qualify), (vi) changes made to the Account’s automated investing criteria, and (vii) such other actions as LendingClub, in its sole discretion, may designate pursuant to its policies and procedures.
10. LendingClub’s Repurchase of Notes. From time to time LendingClub, in its sole discretion, may repurchase Notes in your account in accordance with its policies and procedures. We may do this for a variety of reasons, including matters related to platform operations or if the Member Loan corresponding to a Note was obtained as a result of identity theft or fraud on the part of the purported Borrower. If we repurchase a Note in your Account, we will credit your Account for the outstanding principal balance of such Note. Following such repurchase, you acknowledge that you will have no further right, title or interest to or in such Note.
11. LendingClub’s Right to Suspend or Terminate. LendingClub may in its sole discretion, with or without cause, immediately and without prior notice (i) terminate this Agreement and/or (ii) terminate or suspend your Account, your ability to purchase Notes, or your ability to participate on the LendingClub platform, and may communicate any such action(s) as provided under Sections 15 and 16 below. Except as set forth in the next paragraph, any Notes you purchase or acquire prior to the effective date of any such action by LendingClub shall remain in full force and effect in accordance with their terms.
Notwithstanding and in no way limiting the foregoing, LendingClub, in its sole discretion and in connection with the termination of this Agreement and/or your Account, may require you to forfeit all right, title, and interest to and in any and all Note(s) (including any and all Notes in “charge-off” status) then remaining in your Account, including any payments of principal, interest and any and all future proceeds related to such Notes and that, pursuant to such forfeiture, all right, title, and interest to and in such Notes will immediately be transferred to LendingClub.
12. Your Representations, Covenants, and Acknowledgements. Below are certain representations and warranties (things that you certify have or have not occurred), covenants (things that you promise to do or not do), and acknowledgements (things you certify that you understand and agree are true) that you make to LendingClub.

•	You represent and warrant that as of each date that you purchase a Note (either directly or through a Third Party), that:

o	You are a resident of a state where Notes are offered for purchase, as set forth on our website, as updated from time to time;

o	You satisfy the minimum financial suitability standards applicable to the state in which you reside, as set forth on our website, as updated from time to time;

o
You have made your decision to purchase such Note without discrimination on the basis of race, color, religion, national origin, sex or marital status, age, or whether a Borrower applicant receives any income from any public assistance program;

o	The funds used to purchase such Note(s) were not obtained via a Member Loan issued to you or any other person or entity; and

o
You have not charged, attempted to charge, or accepted from any Borrower any fee, bonus, interest, kickback or thing of value of any kind in exchange for your purchase or recommendation of any Note(s).

•
You understand and acknowledge that Borrowers may default on their payment obligations under the Member Loans and that such defaults will reduce the amounts, if any, you may receive under any corresponding Note(s). You understand and acknowledge that Notes are not guaranteed or insured and you may lose all amounts invested in Notes, regardless of whether you purchase the Notes through LendingClub or any Third Party.

•
You understand and acknowledge that the Notes have no or limited liquidity and will not be listed on any securities exchange, that there may be no or only a limited secondary market for the Notes, that any secondary sales or trading of Notes must be conducted in accordance with federal and applicable state securities laws, and that Note purchasers should be prepared to hold the Notes they purchase until the Notes mature.

•
Due to the nature of LendingClub operating entirely electronically and online, you acknowledge that each investor may not experience the same functionality, speed, or access to information, services, and Note purchasing ability as other investors on the LendingClub platform and that LendingClub does not warrant that the operation of the LendingClub platform will be uninterrupted or entirely error-free. Service quality and availability may be subject to delay, error or failure due to service connectivity, internet connection difficulties or other factors. You acknowledge that the above may result in (1) an inability or delay in placing orders; (2) varying processing times for transactions; (3) inaccurate information; (4) delay in receipt of information by us from you; (5) your failure to receive any messages from LendingClub; (6) you erroneously believing that you have initiated a transaction or placed an order for a Note when our records show that we have not accepted such an action from you.

•
You understand and acknowledge that order programs, features, and tools on the LendingClub platform, including the automated investing tool, may be modified, unavailable, or removed from time to time at LendingClub’s sole discretion.

•
You represent and warrant that your activity on the LendingClub platform, including registration for an Account, any Account activity, and any Note purchase(s), is in compliance with all applicable laws, including anti-terrorism laws, anti-money laundering law, and any laws administered by the United States Department of the Treasury's Office of Foreign Assets Control or any other governmental entity imposing economic sanctions and trade embargoes.

•
You represent and warrant that you have the power to enter into and perform your obligations under the Investor Agreement Package, and that the Investor Agreement Package has been duly authorized, executed and delivered by you.

•	You acknowledge and agree that you are purchasing Notes only for your own account and are not acquiring Notes for the account of any other person or entity, whether directly or indirectly.

•
You represent and warrant that all personal information you have provided or will provide to LendingClub in connection with your Account, including but not limited to your name, current address and Social Security number or taxpayer identification number, is true, accurate, and complete.

•
You agree that to the extent that any Note(s) were purchased through a Third Party, you are bound by the terms of the Investor Agreement Package as if you had purchased such Note(s) directly through LendingClub.

•
You acknowledge and agree that LendingClub has not provided you with any legal, accounting, regulatory, financial, or tax advice and that you have had the opportunity to consult and have consulted with your legal, financial, and tax advisers, if and to the extent you deem necessary or appropriate.

•	You acknowledge and agree that LendingClub bears no responsibility or liability for any actions taken with respect to your Account if you give a third party access to or control over your Account.

•	You acknowledge and agree that you have no right, and shall not, make any attempt, directly or through any other party, to contact or collect any payments from any Borrower.

•
You acknowledge and agree that the Notes are intended to be indebtedness of LendingClub for U.S. federal income tax purposes. You agree that you will not take any position inconsistent with such treatment of the Notes for tax, accounting or other purposes, unless required by law. You further acknowledge that the Notes will be subject to the original issue discount rules of the Internal Revenue Code of 1986, as amended, as described in the Prospectus. LendingClub reserves the right to change how it reports income, gains, losses, deductions and any other items for U.S. federal and other income tax purposes at any time to the extent it determines necessary or appropriate. Except as set forth herein, neither party makes any representation or warranty to the other regarding the effect that this Agreement may have upon the foreign, federal, state or local tax liability of the other party.

•
You acknowledge and agree that any personal data and information that you may provide to a Third Party may be shared with us in accordance with the terms of our agreements with such Third Parties, and such personal data and information may also be used by us in accordance with the terms of the Privacy Policy.

•
You acknowledge and agree that LendingClub is entitled to act upon any instrument, certificate or form we believe is genuine and signed or presented by the proper person or persons and we need not investigate or inquire as to any statement contained in any such document, but may accept it as true and accurate.

•	You agree not to represent yourself to any person, as a director, officer, employee or affiliated person of LendingClub, unless you are such a director, officer or employee.

•
You shall provide any additional documentation reasonably requested directly by or on behalf of LendingClub (including requests made through a Third Party) to demonstrate your compliance with this section.

13. No Advisory Relationship. You acknowledge and agree that: (a) your purchase of Notes from LendingClub constitutes an arms-length transaction between you and LendingClub, (b) that LendingClub is not acting as your agent or fiduciary, and (c) LendingClub assumes no advisory or fiduciary responsibility in connection with your Account, your order or purchase of any Notes, or your activity on the LendingClub platform.
14. LendingClub's Representations and Warranties. LendingClub represents and warrants to you, as of each date that you purchase Notes (directly or through a Third Party), that:

•	It is duly organized and is validly existing as a corporation in good standing under the laws of Delaware and has corporate power to enter into and perform its obligations under this Agreement;

•	This Agreement has been duly authorized, executed and delivered by LendingClub;

•
The Indenture has been duly authorized by LendingClub and qualified under the Trust Indenture Act of 1939 and constitutes a valid and binding agreement of LendingClub, enforceable against LendingClub in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency or similar laws; and

•
The Notes have been duly authorized and, following your payment of the purchase price and the execution, authentication, issuance, and delivery to you, will constitute valid and binding obligations of LendingClub, enforceable against LendingClub in accordance with their terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency or similar laws.

15. Electronic Disclosures and ACH Transactions. This section is in addition to your consent to electronic delivery of Disclosures (as defined in the Terms of Use) that you agree to in the Terms of Use.
(a) Tax Statements. You acknowledge and agree that your consent to electronic delivery in the Terms of Use applies to all tax information, forms and statements provided by LendingClub (“Tax Documents”). LendingClub will provide Tax Documents to you electronically unless and until you withdraw your consent pursuant to the notice requirements in the Terms of Use or if required by law to provide them in a different form.
(b) Requests for Paper Copies. In addition to the LendingClub contact information provided in the Terms of Use, you may also request paper copies of any Disclosures by emailing or calling Investor Services at investing@lendingclub.com or 888-596-3159 (hours 7:00am – 5:00pm PST, Monday-Friday, closed holidays).
(c) ACH Authorization. Upon providing instructions to LendingClub to initiate an electronic (ACH) transaction, you authorize LendingClub to transfer funds to and from your Account and your account(s) at a third-party financial institution, the details of which you have provided or will provide to LendingClub. You acknowledge that the origination of electronic entries between your accounts must comply with the provisions of U.S. law. You acknowledge and agree that all ACH/electronic transactions initiated by you are subject to the terms and conditions for ACH/electronic transactions provided at the point of initiation on the transfer/withdrawal portal of the LendingClub platform.
16. Other Notices. All Disclosures, including any notices or communications from the Trustee, will be transmitted to you in accordance with the Terms of Use, and shall be deemed to have been duly given and effective upon transmission or posting (whether delivered directly by LendingClub or indirectly by a Third Party). Unless otherwise noted, you shall send all notices or other communications required to be given hereunder to LendingClub via email at investing@lendingclub.com or by writing to: LendingClub Corporation, 595 Market Street, Suite 200, San Francisco, CA 94105, Attention: Investor Services. You may call LendingClub Investor Services at 888-596-3159 (hours 7:00am – 5:00pm PST, Monday-Friday, closed holidays), but calling may not satisfy your obligation to provide notice hereunder or otherwise preserve your rights.
17. Indemnification by You. In addition to your indemnification obligations set forth in LendingClub’s Terms of Use, you agree to indemnify, defend, protect and hold harmless LendingClub and any of its affiliates or subsidiaries and each of their respective officers, directors, members, shareholders, employees and agents (the “LendingClub Parties”) against all third party claims, liabilities, actions, costs, damages, losses, demands and expenses of every kind, known or unknown, direct or indirect, contingent or otherwise (including all attorneys’ fees incurred in connection with the foregoing), resulting from (i) your material breach of this Agreement, including any failure to comply with applicable laws; or (ii) your negligent or more culpable acts or omissions (and those of your employees, agents or representatives) relating to the LendingClub Parties or this Agreement. Your obligation to indemnify the LendingClub Parties shall survive termination of this Agreement, regardless of the reason for termination.
18. Limitations on Damages. EXCEPT FOR ACTS OR OMISSIONS THAT CONSTITUTE FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT SHALL LENDINGCLUB OR ANY OF ITS DIRECTORS, EMPLOYEES, AGENTS, RESPECTIVE AFFILIATES, BENEFICIARIES, ASSIGNEES OR SUCCESSORS (BY ASSIGNMENT OR OTHERWISE) BE LIABLE TO YOU OR ANY THIRD PARTY FOR ANY LOST PROFITS OR OTHER SPECIAL DAMAGES, OR ANY PUNITIVE, EXEMPLARY, REMOTE, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES, ARISING OUT OF, RELATING TO, AND/OR IN CONNECTION WITH ANY BREACH UNDER THIS AGREEMENT INCURRED OR CLAIMED BY ANY PARTY OR ENTITY (OR SUCH PARTY’S OR ENTITY’S OFFICERS, DIRECTORS, STOCKHOLDERS, MEMBERS OR OWNERS), REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT SUCH PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED. THE TERMS OF THIS SECTION ARE IN ADDITION TO THE LIMITATION ON LIABILITY SECTION SET FORTH IN THE TERMS OF USE.
19. Waiver of Jury Trial. THE PARTIES HERETO WAIVE A TRIAL BY JURY IN ANY LITIGATION RELATING TO THIS AGREEMENT, YOUR LENDINGCLUB ACCOUNT, ANY NOTES PURCHASED PURSUANT TO THIS AGREEMENT, THE CORRESPONDING MEMBER LOAN OR ANY OTHER AGREEMENTS RELATED THERETO.
20. Arbitration.
(a) General. Either party to this Agreement may, at its sole election, require that the sole and exclusive forum and remedy for resolution of a Claim (as defined below) be final and binding arbitration pursuant to this Section 20 (the “Arbitration Provision”), unless you opt out as provided in Section 20(b) below. As used in this Arbitration Provision, “Claim” shall include any past, present or future claim, dispute or controversy involving you (or persons claiming through or connected with you), on the one hand, and LendingClub (or persons claiming through or connected with LendingClub), on the other hand, relating to or arising out of this Agreement, your Account, any Note, our website and/or the activities or relationships that involve, lead to or result from any of the foregoing, including (except to the extent provided otherwise in the last sentence of Section 22(g) below) the validity or enforceability of this Arbitration Provision, any part thereof, or the entire Agreement. Claims are subject to arbitration regardless of whether they arise from contract, tort (intentional or otherwise), a constitution, statute, common law, principles of equity, or otherwise. Claims include matters arising as initial claims, counter-claims, cross-claims, third-party claims or otherwise. The scope of this Arbitration Provision is to be given the broadest possible interpretation that is enforceable.
(b) Opt-Out. You may opt out of this Arbitration Provision for all purposes by sending by regular mail an arbitration opt-out notice to LendingClub Corporation, 595 Market Street, Suite 200, San Francisco, CA 94105, Attention: Consumer Advocacy, that is received at the specified address within 30 days of the date of your electronic acceptance of the terms of this Agreement. The opt-out notice must clearly state that you are rejecting arbitration; identify the Agreement to which it applies by date; provide your name, address and social security number; and be signed by you. You may send the opt-out notice in any written form you see fit as long as it complies with the requirements above and is received at the specified address within the specified time. No other methods can be used to opt out of this Arbitration Provision. If the opt-out notice is sent on your behalf by a third party, such third party must include evidence of his or her authority to submit the opt-out notice on your behalf.
(c) Claim Submission. If a Claim arises, our goal is to learn about and address your concerns and, if we are unable to do so to your satisfaction, to provide you with a neutral and cost-effective means of resolving the dispute quickly. You agree that before filing any claim in arbitration, you must submit Claims by sending an email to consumeradvocacy@lendingclub.com at any time, or by calling (888) 596-3159 from Monday - Friday 7:00 AM to 5:00 PM PT.
(d) Administrator. The party initiating arbitration shall do so with the Judicial Alternatives and Mediation Services (“JAMS”). The arbitration shall be conducted according to, and the location of the arbitration shall be determined in accordance with, the JAMS rules and policies, except to the extent the rules conflict with this Arbitration Provision or any countervailing law. In the case of a conflict between the rules and policies of the administrator and this Arbitration Provision, this Arbitration Provision shall control, subject to countervailing law, unless all parties to the arbitration consent to have the rules and policies of the administrator apply. If you have any questions concerning JAMS or would like to obtain a copy of the JAMS arbitration rules, you may call 1(800) 352-5267 or visit their web site at: www.jamsadr.com.
(e) Costs. If we elect arbitration, we shall pay all the administrator’s filing costs and administrative fees (other than hearing fees). If you elect arbitration, filing costs and administrative fees (other than hearing fees) shall be paid in accordance with the rules of the administrator selected, or in accordance with countervailing law if contrary to the administrator's rules. We shall pay the administrator’s hearing fees for one full day of arbitration hearings. Fees for hearings that exceed one day will be paid by the party requesting the hearing, unless the administrator’s rules or applicable law require otherwise, or you request that we pay them and we agree to do so. Each party shall bear the expense of its own attorneys' fees, except as otherwise provided by law. If a statute gives you the right to recover any of these fees, these statutory rights shall apply in the arbitration notwithstanding anything to the contrary herein.
(f) Appeals. Within 30 days of a final award by the arbitrator, any party may appeal the award for reconsideration by a three-arbitrator panel selected according to the rules of the arbitrator administrator. In the event of such an appeal, any opposing party may cross-appeal within 30 days after notice of the appeal. The panel will reconsider de novo all aspects of the initial award that are appealed. Costs and conduct of any appeal shall be governed by this Arbitration Provision and the administrator’s rules in the same way as the initial arbitration proceeding. Any award by the individual arbitrator that is not subject to appeal, and any panel award on appeal, shall be final and binding, except for any appeal right under the Federal Arbitration Act (“FAA”), and may be entered as a judgment in any court of competent jurisdiction.
(g) Prohibition of Class and Representative Actions and Non-Individualized Relief. We agree not to invoke our right to arbitrate an individual Claim you may bring in Small Claims Court or an equivalent court, if any, so long as the Claim is pending only in that court. NO ARBITRATION SHALL PROCEED ON A CLASS, REPRESENTATIVE OR COLLECTIVE BASIS (INCLUDING AS PRIVATE ATTORNEY GENERAL ON BEHALF OF OTHERS), EVEN IF THE CLAIM OR CLAIMS THAT ARE THE SUBJECT OF THE ARBITRATION HAD PREVIOUSLY BEEN ASSERTED (OR COULD HAVE BEEN ASSERTED) IN A COURT AS CLASS REPRESENTATIVE, OR COLLECTIVE ACTIONS IN A COURT. Unless consented to in writing by all parties to the arbitration, no party to the arbitration may join, consolidate, or otherwise bring claims for or on behalf of two or more individuals or unrelated corporate entities in the same arbitration unless those persons are parties to a single transaction. Unless consented to in writing by all parties to the arbitration, an award in arbitration shall determine the rights and obligations of the named parties only, and only with respect to the claims in arbitration, and shall not (a) determine the rights, obligations or interests of anyone other than a named party, or resolve any Claim of anyone other than a named party; nor (b) make an award for the benefit of, or against, anyone other than a named party. No administrator or arbitrator shall have the power or authority to waive, modify or fail to enforce this Section 20(g), and any attempt to do so, whether by rule, policy, arbitration decision or otherwise, shall be invalid and unenforceable. Any challenge to the validity of this Section 20(g) shall be determined exclusively by a court and not by the administrator or any arbitrator.
(h) Law Governing Arbitration. This Arbitration Provision is made pursuant to a transaction involving interstate commerce and shall be governed by and enforceable under the FAA. The arbitrator will apply substantive law consistent with the FAA and applicable statutes of limitations. The arbitrator may award damages or other types of relief, including injunctive relief, permitted by applicable substantive law, subject to the limitations set forth in this Arbitration Provision. The arbitrator will not be bound by judicial rules of procedure and evidence that would apply in a court. The arbitrator shall take steps to protect confidential information.
(i) Other Terms. This Arbitration Provision shall survive (i) suspension, termination, revocation, closure or amendments to this Agreement and the relationship of the parties; (ii) the bankruptcy or insolvency of any party or other person; and (iii) any transfer of any Note(s) or any amounts owed on such Note(s), to any other person or entity. If any portion of this Arbitration Provision other than Section 20(g) is deemed invalid or unenforceable, the remaining portions of this Arbitration Provision shall nevertheless remain valid and in force. If an arbitration is brought on a class, representative or collective basis, and the limitations on such proceedings in Section 20(g) are finally adjudicated pursuant to the last sentence of Section 20(g) to be unenforceable, then no arbitration shall be had. In no event shall any invalidation be deemed to authorize an arbitrator to determine Claims or make awards beyond those authorized in this Arbitration Provision.
THE PARTIES ACKNOWLEDGE THAT THEY HAVE A RIGHT TO LITIGATE CLAIMS THROUGH A COURT BEFORE A JUDGE, BUT WILL NOT HAVE THAT RIGHT IF ANY PARTY ELECTS ARBITRATION PURSUANT TO THIS ARBITRATION PROVISION. THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVE THEIR RIGHTS TO LITIGATE SUCH CLAIMS IN A COURT UPON ELECTION OF ARBITRATION BY ANY PARTY.
21. Miscellaneous.
(a) Entire Agreement. Except as otherwise expressly provided herein, this Agreement represents the entire agreement between you and LendingClub regarding the subject matter hereof and supersedes all prior or contemporaneous communications, promises and proposals, whether oral, written or electronic, between us.
(b) Amendment and Modification. This Agreement may only be amended, modified, or supplemented as set forth in Section 1 above or as otherwise set forth by an agreement in writing signed by each party hereto.
(c) Survival. The terms of this Agreement shall survive until the later of the maturity of all Notes purchased by you or the closure of your Account.
(d) Third Party Beneficiaries. The parties acknowledge that this Agreement is for the sole benefit of the parties hereto and there are no third-party beneficiaries to this Agreement.
(e) Assignment. You may not assign, transfer, sublicense or otherwise delegate your rights or responsibilities under this Agreement to any person without LendingClub's prior written consent. Any such assignment, transfer, sublicense or delegation in violation of this section shall be null and void.

(f) Governing Law. This Agreement shall be governed by the laws of the State of Delaware without regard to any choice or conflict of law provision or rule that would require or permit the application of the laws of any other jurisdiction.
(g) Waiver. Any waiver of a breach of any provision of this Agreement will not be a waiver of any subsequent breach. Failure or delay by either party to enforce any term or condition (whether in whole or in part) of this Agreement will not constitute a waiver of such term or condition.
(h) Severability. If at any time subsequent to the date hereof, any of the provisions of this Agreement shall be held by any court of competent jurisdiction to be invalid, illegal, void or unenforceable, such provision shall be of no force and effect, but such invalidity, illegality, or unenforceability of such provision shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.
(i) Headings. The headings in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement in any way.
(j) Further Assurances. The parties agree to execute and deliver such additional documents and information as may be reasonably required in order to effectuate the purposes of this Agreement.